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                                                                    EXHIBIT 99.1


                                 NEWS RELEASE

IMMEDIATE RELEASE

Contacts:

News Media:     Josh Howell                          Investors: Julie Stangl
                402/943-1309                                    402/943-1310

                Steve Ingish
                402/943-1337


              LEVEL 3 COMMUNICATIONS ANNOUNCES PROPOSED OFFERING
                        OF $1.5 BILLION IN SENIOR NOTES

OMAHA, NEBRASKA, April 7, 1998-Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it intends to offer $1.5 billion aggregate principal amount of Senior Notes Due 2008 in a transaction that is exempt from registration under the Securities Act of 1933, as amended. The Senior Notes will be senior, unsecured obligations of Level 3, ranking pari passu with all existing and future senior unsecured indebtedness of Level 3. Interest rate, redemption terms and additional terms will be determined at the time of the pricing of the offering. The offering is subject to final approval by Level 3's Board of Directors.

Level 3 currently intends to use the net proceeds of the offering in connection with the implementation of its business plan to increase substantially its information services business and to expand the range of services it offers by building an advanced, facilities-based communications network in both the United States and Europe using Internet Protocol (IP) technology.

The securities offered by Level 3 will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such Act's registration requirements.